EX-99.T

SECURITIES PURCHASE AGREEMENT

          SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of January 15, 2008, by and among Ascendia Brands, Inc., a Delaware corporation, with headquarters located at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 (the "Company"), and the investors listed on the Schedule of Buyers attached hereto (individually, a "Buyer" and collectively, the "Buyers").

WHEREAS:

          A.     The Company and each Buyer are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and Rule 506 of Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the 1933 Act.

          B.     On November 19, 2007, Prencen Lending LLC entered into a letter agreement with the Company, pursuant to which Prencen Lending LLC loaned the Company $2,000,000. In consideration for the loan, the Company issued to Prencen Lending LLC (i) an unsecured convertible note in the principal amount of $2,000,000 (the "Note") and (ii) a Series A Warrant, Warrant No. A-2, entitling Prencen Lending LLC to acquire 3,000,000 shares of Common Stock (as defined below) (the "Warrant"). The Note and Warrant was subsequently transferred to Prencen LLC.

          C.     The Company has authorized a new series of convertible preferred stock designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"), the terms of which are set forth in the certificate of designations for such series of preferred stock (the "Certificate of Designations") in the form attached hereto as Exhibit A (together with any convertible preferred shares issued in replacement thereof in accordance with the terms thereof, the "Preferred Shares"), which Preferred Shares shall be convertible into the Company's common stock, par value $0.001 per share (the "Common Stock"), in accordance with the terms of the Certificate of Designations.

          D.     Each Buyer wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, that aggregate number of Preferred Shares set forth opposite such Buyer's name in column (3) on the Schedule of Buyers attached hereto (which aggregate amount for all Buyers shall be 26,500) initially convertible into 199,849,170 shares of Common Stock (the Common Stock issuable upon such conversion, collectively, the "Conversion Shares").

          E.     The Preferred Shares and the Conversion Shares collectively are referred to herein as the "Securities."

          NOW, THEREFORE, the Company and each Buyer hereby agree as follows:

          1.      PURCHASE AND SALE OF PREFERRED SHARES.

                 (a)      Preferred Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 6 and 7 below, the Company shall issue and sell to each Buyer, and each Buyer severally, but not jointly, shall purchase from the Company on the Closing Date (as defined below) the number of Preferred Shares as is set forth opposite such Buyer's name in column (3) on the Schedule of Buyers (the "Closing").

                 (b)      Closing. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m., New York City time, on the date hereof (or such later date as is mutually agreed to by the Company and each Buyer) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022.

                 (c)      Purchase Price. The aggregate purchase price for the Preferred Shares to be purchased by each Buyer (the "Purchase Price") shall be the amount set forth opposite such Buyer's name in column (4) on the Schedule of Buyers, which amount, in the aggregate for all Buyers, shall not be less than $26,500,000. Each Buyer shall pay $1,000 for each Preferred Share to be purchased by such Buyer at the Closing.

                 (d)      Form of Payment. On the Closing Date, (i) each Buyer shall pay its Purchase Price (less, in the case of Prencen LLC, the amounts withheld pursuant to Section 4(g)) to the Company for the Preferred Shares to be issued and sold to such Buyer at the Closing, by wire transfer of immediately available funds in accordance with the Company's written wire instructions; provided, however, that Prencen LLC may pay part of the Purchase Price set forth opposite its name on the Schedule of Buyers by delivering the Note to the Company for cancellation (the aggregate principal amount of, and accrued but unpaid interest on, such Note shall be applied to Prencen LLC's portion of the Purchase Price) and (ii) the Company shall deliver to each Buyer the Preferred Shares (in such denominations as are set forth opposite such Buyer's name in column (3) on the Schedule of Buyers), each duly executed on behalf of the Company and registered in the name of such Buyer or its designee.

                 (e)      Post-Closing Warrant Exchange. As additional consideration to the Company hereunder, promptly following the Closing Date, but no later than the fifth (5th) Business Day after the Closing Date (and in any event after the Company gives effect to any adjustments to the exercise price of the Warrant and the number of warrant shares issuable upon exercise of the Warrant resulting from the issuance of the Preferred Shares hereunder) (the "Exchange Date"), Prencen shall exchange the Warrant for a warrant of the Company (the "New Warrant"), identical to the Warrant in all respects as of the Exchange Date, except such New Warrant shall initially be exercisable for 753,194 less shares of Common Stock than the Warrant is exercisable on the Exchange Date. The exchange of the Warrant for the New Warrant is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the 1933 Act.

                 (f)      Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the New Warrant (including the corresponding shares of Common Stock issuable upon exercise of the New Warrant) may be tacked onto the holding period of the Warrant (in the case of Cashless Exercise (as defined in the New Warrant)), and the Company agrees not to take a position contrary to this Section 1(f).

          2.      BUYER'S REPRESENTATIONS AND WARRANTIES.

                 Each Buyer, severally and not jointly, represents and warrants to the Company with respect only to itself (and solely with respect to the Securities purchased by such Buyer) that as of the Closing Date:

                 (a)      Organization; Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents (as defined in Section 3(b)) to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

                 (b)      No Public Sale or Distribution. Such Buyer (i) is acquiring the Preferred Shares and (ii) upon conversion (if applicable) of the Preferred Shares will acquire the Conversion Shares, in each case, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the 1933 Act; provided, however, that by making the representations herein, such Buyer does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Such Buyer is acquiring the Securities hereunder in the ordinary course of its business. Such Buyer does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

                 (c)      Accredited Investor Status. Such Buyer is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D.

                 (d)      Reliance on Exemptions. Such Buyer understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

                 (e)      Information. Such Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities that have been requested by such Buyer. Such Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by such Buyer or its advisors, if any, or its representatives shall modify, amend or affect such Buyer's right to rely on the Company's representations and warranties contained herein. Such Buyer understands that its investment in the Securities involves a high degree of risk. Such Buyer has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

                 (f)      No Governmental Review. Such Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                 (g)      Transfer or Resale. Such Buyer understands that (i) the Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) such Investor shall have delivered to the Company an opinion of counsel, in a generally acceptable form, to the effect that the Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Investor provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person (as defined in Section 3(s)) through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. As used herein, "Investor" means a Buyer, or any transferee or assignee thereof, to whom a Buyer assigns some or all of its Preferred Shares and its rights under this Agreement and who agrees to become bound by the provisions of this Agreement.

                 (h)      Legends. Such Buyer understands that the certificates representing the Preferred Shares and the stock certificates representing the Conversion Shares, until such time as the resale of the Preferred Shares or Conversion Shares, as applicable, has been registered under the 1933 Act or except as set forth below, shall bear any legend as required by the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933,

AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Such Buyer understands (and the Company agrees) that upon the request of a holder of the Securities, the legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance, including an opinion of counsel in a generally acceptable form, that the Securities can be sold, assigned or transferred pursuant to Rule 144.

                 (i)      Validity; Enforcement. The Transaction Documents to which such Buyer is a party, have been duly and validly authorized, executed and delivered on behalf of such Buyer and shall constitute the legal, valid and binding obligations of such Buyer enforceable against such Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

                 (j)      No Conflicts. The execution, delivery and performance by such Buyer of the Transaction Documents to which such Buyer is a party, and the consummation by such Buyer of the transactions contemplated hereby and thereby, will not (i) result in a violation of the organizational documents of such Buyer, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Buyer is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Buyer, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Buyer to perform its obligations hereunder or thereunder.

                 (k)      Receipt of Documents. Such Buyer and/or its counsel acknowledges that, to the extent such Buyer and/or its counsel has deemed necessary, such Buyer and/or its counsel has read in their entirety: (i) this Agreement and each representation, warranty and covenant set forth herein, and the other Transaction Documents (as defined below); (ii) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004; (iii) the Company's

Annual Report on Form 10-K for the fiscal year ended February 28, 2006; (iv) the Company's Quarterly Report on Form 10-QSB for the fiscal quarters ended September 30, 2004, December 31, 2004 and March 31, 2005; (v) the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended May 28, 2005, August 27, 2005, November 26, 2005, May 27, 2006, August 26, 2006 and November 25, 2006; (vi) Amendment No. 1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended May 28, 2005, August 27, 2005 and November 26, 2005; (vii) Amendment No. 2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 26, 2005; (viii) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2007; (ix) Amendment No. 1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 26, 2007; (x) the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 25, 2007; and (xi) Form 12b-25 for the fiscal quarter ended November 24, 2007.

                 (l)      No Legal Advice From the Company. Such Buyer acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. Such Buyer is relying solely on itself and such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction, except that the Buyers are relying on the accuracy of the representations and warranties made by the Company herein.

                 (m)      Organization; Domicile. Such Buyer is organized in that jurisdiction specified below its address on the Schedule of Buyers

          3.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants as of the date of execution hereof and as of the Closing Date that:

                 (a)      Organization and Qualification. Except as set forth in Schedule 3(a), the Company and its "Subsidiaries" (which for purposes of this Agreement means any joint venture or any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted. Except as set forth in Schedule 3(a), each of the Company and its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The Company is not required to qualify as a foreign corporation in any jurisdiction. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, assets, operations, results of operations, condition (financial or otherwise) of the Company, its Subsidiaries, individually or taken as a whole, or on the transactions contemplated hereby or in the other Transaction Documents. The Company has no Subsidiaries, except as set forth on Schedule 3(a). Each of the Company's Subsidiaries are, directly or indirectly, wholly owned by the Company and no other Person owns any stock, membership interest, or any equity interest in such Subsidiary or any option, warrant or other similar interest with respect thereto.

                 (b)      Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Certificate of Designations, the Irrevocable Transfer Agent Instructions (as defined in Section 5(b)), and each of the other agreements entered into by the parties thereto in connection with the transactions contemplated hereby and thereby (collectively, the "Transaction Documents") and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Shares, the reservation for issuance and the issuance of the Conversion Shares issuable upon conversion of the Preferred Shares, have been duly authorized by the Company's board of directors and the restructuring committee of the Company's board of directors and (other than the filing with the SEC of the Transaction Information Statement and/or proxy statement referred to in Section 4(o)) no further filing, consent, or authorization is required by the Company, its board of directors, the restructuring committee of the Company's board of directors or its stockholders. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies. As of the Closing Date, the Certificate of Designations, in the form attached hereto as Exhibit A, will have been filed with the Secretary of State of the State of Delaware and will be in full force and effect, enforceable against the Company in accordance with its terms and will not have been amended.

                 (c)      Issuance of Securities. The issuance of the Preferred Shares was duly authorized and upon issuance in accordance with the terms of the Transaction Documents shall be free from all preemptive or similar rights, taxes, liens and charges with respect thereto and the Preferred Shares are fully paid and nonassessable. Immediately following the effectiveness of the Third Lien Share Waiver, the Company shall have reserved from its duly authorized (but unissued) capital stock not less than the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares (assuming for purposes hereof, that the Preferred Shares are convertible at the Conversion Rate (as defined in the Certificate of Designations)). Upon issuance or conversion in accordance with the Certificate of Designations, the Conversion Shares will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming that the representations and warranties of the Buyers set forth in clauses (b), (c) and (e) of Section 2 herein are true, the offer and issuance by the Company of the Securities being sold by it are exempt from registration under the 1933 Act.

                 (d)      No Conflicts. Except as set forth on Schedule 3(d), the execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Preferred Shares and reservation for issuance of the Conversion

Shares) will not (i) result in a violation of the Certificate of Incorporation of the Company or any of its Subsidiaries, any capital stock of the Company or Bylaws (as defined in Section 3(r)), the Certificate of Designations or any other certificates of designations of the Company or the constitutive documents of any of its Subsidiaries, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party (including, without limitation, any right of any executive officer to terminate his or her employment agreement and/or receive any severance payments or give rights to any payment obligation other than listing fees to be paid to the Principal Market (as defined below)) or (iii) result in a violation of any material law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, but expressly excluding the rules and regulations of the American Stock Exchange (the "Principal Market")).

                 (e)      Consents. Other than as set forth on Schedule 3(e) hereto, neither the Company nor any of its Subsidiaries is required to obtain any consent, authorization or order of, or make any application to or filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents, in each case in accordance with the terms hereof or thereof. Except as provided in the first sentence of Section 3(e), all consents, authorizations, orders, filings and registrations which the Company and/or its Subsidiaries, as applicable, are required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Closing Date, and the Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the consents, authorizations, orders, registrations, applications or filings pursuant to the preceding sentence.

                 (f)      Acknowledgment Regarding Buyer's Purchase of Securities. The Company acknowledges and agrees that each Buyer is acting solely in the capacity of an arm's length purchaser with respect to the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby. The Company further acknowledges that no Buyer is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by a Buyer or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Buyer's purchase of the Securities. The Company further represents to each Buyer that the Company's decision to enter into the Transaction Documents and the transactions contemplated hereby and thereby has been based solely on the independent evaluation by the Company and its representatives.

                 (g)      No General Solicitation; Placement Agent's Fees. Neither the Company, nor any of its Subsidiaries or affiliates (other than the Buyer), nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Except as set forth on Schedule 3(g), the Company has not incurred any broker fees or commissions, placement agent's fees or financial advisory fees relating to or arising out of the transactions contemplated hereby. Notwithstanding the foregoing, the Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or brokers' commissions (other than for Persons engaged by any Buyer or its investment advisor), if any, relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any such claim. Except as set forth on Schedule 3(g), neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the sale of the Securities.

                 (h)      No Integrated Offering. None of the Company, its Subsidiaries, any of their respective affiliates, and/or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the 1933 Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the 1933 Act in a manner that would require registration of the Securities under the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. Except for the transactions contemplated by the Registration Rights Agreement Amendment (as defined below) and the Coty Registration Rights Agreement (as defined below), none of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf has taken any action or steps that could or would require registration of any of the Securities under the 1933 Act or cause the offering of the Securities to be integrated with other offerings.

                 (i)      Dilutive Effect. The Company understands and acknowledges that the number of Conversion Shares issuable upon conversion of the Preferred Shares will increase in certain circumstances. The Company further acknowledges that its obligation to issue Conversion Shares upon conversion of all or a portion of the Preferred Shares in accordance with this Agreement and the Certificate of Designations is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Company.

                 (j)      Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to any Buyer as a result of the transactions contemplated by this Agreement and/or the other Transaction Documents, including, without limitation, the Company's issuance of the Securities and any Buyer's ownership of the Securities. Except as set forth on Schedule 3(j), the Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

                 (k)      SEC Documents; Financial Statements. Except as set forth on Schedule 3(k), during the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). The Company has delivered to the Buyers or their respective representatives true, correct and complete copies of the SEC Documents not available on the EDGAR system. Except as set forth on Schedule 3(k) or as disclosed in the SEC Documents, (i) as of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and (ii) none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3(k) or as disclosed in the SEC Documents, as of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other information provided by or on behalf of the Company to the Buyers that is not included in the SEC Documents, including, without limitation, information referred to in Section 2(e) of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

                 (l)      Absence of Certain Changes. Except as disclosed in Schedule 3(l), since February 28, 2007, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of $100,000 outside of the ordinary course of business or (iii) had capital expenditures, individually, in excess of $100,000, or in the aggregate, in excess of $250,000. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law.

                 (m)      [Reserved]

                 (n)      Conduct of Business; Regulatory Permits. Neither the Company nor its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or Bylaws or their organizational charter or certificate of incorporation or bylaws or other constitutive documents, respectively. Except as set forth on Schedule 3(n), neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, and the Company covenants that neither the Company nor any of its Subsidiaries will conduct its business in violation of any of the foregoing, except in all cases for possible violations which could not, individually or in the aggregate, have a Material Adverse Effect. During the two (2) years prior to the date hereof, (i) the Common Stock has been designated for quotation on the Principal Market and (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market. The Company and its Subsidiaries possess all certificates, authorizations and permits issued by the appropriate regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not have, individually or in the aggregate, a Material Adverse Effect, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

                 (o)      Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

                 (p)      [Reserved]

                 (q)      Transactions With Affiliates. Except as set forth in the SEC Documents filed at least ten (10) days prior to the date hereof and other than as disclosed on Schedule 3(q), none of the officers, directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, any Material Stockholder (as defined below) is presently (directly or indirectly) a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for any financing, the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any Material Stockholder or any corporation, partnership, trust or other entity in which any such officer, director, or employee or Material Stockholder has a substantial interest or is an officer, director, affiliate, trustee, stockholder or partner. For the purpose of this Agreement, a "Material Stockholder" as of any given date, means, to the knowledge of the Company, any stockholder of the Company that, together with any such stockholder's affiliates, holds Common Stock, Options and/or Equity/Convertible Securities (as defined below), which in the aggregate represent at least 5% of the outstanding Common Stock of the Company (as determined on an as-converted basis).

                 (r)      Equity Capitalization. As of the date hereof (and prior to the effectiveness of the Third Lien Share Waiver), the authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Common Stock, of which as of the date hereof (and prior to consummation of the transactions contemplated hereby), (a) 41,973,590 are issued and outstanding, (b) 2,228,299 are reserved for issuance upon the exercise of options granted under the Company's 2000 Plan, (c) 24,075,000 are reserved for awards under the Company's 2007 Stock Incentive Plan, (d) 14,318,182 are reserved for issuance upon the exercise of non-plan employee stock options, (e) 2,059,621 are reserved for issuance upon the exercise of certain warrants issued prior to May 20, 2005, (f) 500,000 are reserved for issuance upon the exercise of certain warrants issued in connection with the acquisition of Hermes Acquisition Co. I LLC by Cenuco, Inc., (g) 690,247 are reserved for issuance upon the exercise of warrants issued to Stanford Group Co and affiliates, (h) 27,661,738 are reserved for issuance upon the exercise of the Company's Series A Warrants, (i) 10,384,615 are reserved for issuance upon the exercise of the Company's Series B Warrants, and (j) 804,797,515 are reserved for issuance upon the conversion of the Third Lien Notes (as defined in the Certificate of Designations), and (ii) 1,000,000 shares of preferred stock, of which as of the date hereof, (x) 300 shares have been designated as Series B Convertible Preferred Stock, all of which, as of the date hereof, are issued and outstanding, and (y) 30 shares have been designated as Series B-1 Convertible Preferred Stock, all of which, as of the date hereof, are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(r): (i) none of the Company's nor any of its Subsidiaries' capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness (except as set forth on Schedule 3(s)) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound; (iv) other than with respect to the Permitted Senior Indebtedness, there are no financing statements securing obligations in any material amounts, either singly or in the aggregate, filed in connection with the Company or any of its Subsidiaries; (v) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act (except pursuant to the Existing Registration Rights Agreement (as defined below), the Registration Rights Agreement Amendment (as defined below) and the Registration Rights Agreement, dated as of February 9, 2007, by and among the Company and Coty, Inc. (the "Coty Registration Rights Agreement")); (vi) there are no outstanding securities or instruments of the Company or any of its Subsidiaries that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (viii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement. The Company has furnished to the Buyers true, correct and complete copies of the Company's Certificate of Incorporation, as amended and as in effect on the date hereof (the "Certificate of Incorporation"), and the Company's Bylaws, as amended and as in effect on the date hereof (the "Bylaws"), the constitutive documents for each of the Company's Subsidiaries and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect of the Company and its Subsidiaries. Upon consummation of the transactions contemplated by the Transaction Documents, the capitalization of the Company shall be as set forth on Schedule 3(r-2). Except as expressly noted on Schedule 3(r-2), none of the options or warrants listed in Schedule 3(r-2) contain any anti dilution protection other than anti-dilution protection related to stock splits, stock dividends, reverse stock splits, recapitalizations and reorganizations (for the avoidance of doubt, such anti-dilution protections do not include any "issuance-price" based anti-dilution protections). For purposes of this Agreement (w) "Permitted Senior Indebtedness" means (i) the WFF Facility, (ii) the Watershed Facility, (iii) the Note, (iv) the Coty Note and (v) the Third Lien Notes (as defined in the Certificate of Designations), (x) "WFF Facility" means the Credit Agreement dated as of February 9, 2007 between the Company and each of its Subsidiaries signatory thereto, as borrowers, and Wells Fargo Foothill, Inc. as arranger and administrative agent and the other lenders party thereto and the documents executed in connection therewith, in each case as such documents may be amended, amended and restated, modified or supplemented from time to time, (y) "Watershed Facility" means the Second Lien Credit Agreement dated as of February 9, 2007 between the Company and each of its Subsidiaries signatory thereto, as borrowers, the lenders signatory thereto, Wells Fargo Foothill, Inc., as the collateral agent, and Watershed Administrative, LLC, as the administrative agent and the documents executed in connection therewith, in each case as such documents may be amended, amended and restated, modified or supplemented from time to time and (z) "Coty Note" means that certain promissory note dated February 9, 2007 with an initial principal amount of $20,000,000 issued to Coty, Inc.

                 (s)      Indebtedness and Other Contracts. Except for the Permitted Senior Indebtedness or as set forth on Schedule 3(s), neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness, (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is, after giving effect to the amendments to the Permitted Senior Indebtedness as of the Closing, in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. Schedule 3(s) lists all such outstanding Indebtedness. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, "capital leases" in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity, and/or a government or any department or agency thereof.

                 (t)      Absence of Litigation. Except as set forth in Schedule 3(t), there is no action, suit, proceeding, inquiry or investigation before or by the Principal Market, any court, public board, government agency, self-regulatory organization or body or other Person pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Common Stock or any of the Company's Subsidiaries or any of the Company's or its Subsidiaries' officers or directors, whether of a civil or criminal nature or otherwise, except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of the above noted actions, suits, proceedings, inquiries or investigations (including those set forth in Schedule 3(t)), individually is reasonably expected to result in damages of more than $100,000.

                 (u)      Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

                 (v)      Employee Relations.

                          (i)        Except as set forth on Schedule 3(v), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union. Except as set forth on Schedule 3(v), no existing executive officer of the Company or any of its Subsidiaries (as defined in Rule 501(f) of the 1933 Act) has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer's employment with the Company or any such Subsidiary. No executive officer of the Company or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

                          (ii)        The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                 (w)      Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except Permitted Liens and such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries. As used herein, (x) "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment (as defined in the New York Uniform Commercial Code) acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) Liens securing the obligations under Indebtedness (as set forth on Schedule 3(s)) and the WFF Facility, the Watershed Facility and the Third Lien Notes; (vii) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, and (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and (y) "Liens" means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries.

                 (x)      Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all U.S. trademarks, service marks and all applications and registrations therefor, trade names, patents, patent rights, copyrights, original works of authorship, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property (including without limitation the intellectual property acquired in connection with the purchase of certain brands and other assets from Coty Inc. and certain of its affiliates) rights ("Intellectual Property Rights") necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 3(x), all of the Company's registered, or applied for, U.S. Intellectual Property Rights are valid, subsisting, unexpired (where registered) and enforceable and have not been abandoned or adjudged invalid or unenforceable, in whole or in part except as could not be reasonably expected to result in a Material Adverse Effect. The Company does not have any knowledge of any infringement by the Company or its Subsidiaries of Intellectual Property Rights of others, except as set forth on Schedule 3(x). Except as set forth on Schedule 3(x), there is no claim, action or proceeding being made or brought, or to the knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. The Company is unaware of any facts or circumstances which might give rise to any of the foregoing infringements or claims, actions or proceedings. The Company and its Subsidiaries have taken reasonable security measures to protect the value of all of their Intellectual Property Rights.

                 (y)      Environmental Laws. Except as set forth on Schedule 3(y), the Company and its Subsidiaries (i) are in compliance with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                 (z)      Subsidiary Rights. The Company and/or one or more of its wholly owned Subsidiaries has the unrestricted right to vote (other than as restricted by the Permitted Senior Indebtedness), and (subject to limitations imposed by applicable law and restrictions under the Permitted Senior Indebtedness) to receive dividends and distributions on, all of the capital securities and/or equity interests of its Subsidiaries.

                 (aa)      Tax Status. The Company and each of its Subsidiaries (i) have made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) have paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) have set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply and all such returns, reports and declarations are accurate and complete. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

                 (bb)       [Reserved]

                 (cc)      Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between (x) the Company or any of its Subsidiaries and (y) an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

                 (dd)      Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

                 (ee)      Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the sale and transfer of the Securities to be sold to each Buyer hereunder will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

                 (ff)      Acknowledgement Regarding Buyers' Trading Activity. It is understood and acknowledged by the Company (i) that none of the Buyers have been asked by the Company or its Subsidiaries to agree, nor has any Buyer agreed with the Company or its Subsidiaries, to desist from purchasing or selling, long and/or short, securities of the Company, or "derivative" securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that any Buyer, and counterparties in "derivative" transactions to which any such Buyer is a party, directly or indirectly, presently may have a "short" position in the Common Stock, and (iii) that each Buyer shall not be deemed to have any affiliation with or control over any arm's length counterparty in any "derivative" transaction. The Company further understands and acknowledges that (a) one or more Buyers may engage in hedging and/or trading activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Conversion Shares deliverable with respect to Securities are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders' equity interest in the Company both at and after the time the hedging and/or trading activities are being conducted. The Company acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the Certificate of Designations, or any of the documents executed in connection herewith.

                 (gg)      Manipulation of Price. Neither the Company nor any of its Subsidiaries has, and to the Company's knowledge no one acting on behalf of any such Person has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities,

(ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

                 (hh)      U.S. Real Property Holding Corporation. The Company is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Buyer's request.

                 (ii)       Disclosure. All disclosure provided to the Buyers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company and/or its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

          4.      COVENANTS.

                 (a)      Reasonable Best Efforts. Each Buyer shall use its reasonable best efforts to satisfy each of the conditions in Section 6 of this Agreement. The Company shall use its reasonable best efforts to cause each of the conditions in Section 7 hereof to be satisfied.

                 (b)      Form D and Blue Sky. The Company agrees to file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof to each Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to the Buyers on or prior to the Closing Date. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or "Blue Sky" laws of the states of the United States following the Closing Date.

                 (c)      Reporting Status. Until the date on which the Investors shall have sold all the Conversion Shares and none of the Preferred Shares are outstanding (the "Reporting Period"), the Company shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would no longer require or otherwise permit such termination, and from and after the date, if any, the Company is eligible to register the Conversion Shares for resale by the Buyers on Form S-3, the Company shall take all actions necessary to maintain its eligibility to register the Conversion Shares for resale by the Buyers on Form S-3.

                 (d)      Use of Proceeds. The Company will use the proceeds from the sale of the Securities to pay down a portion of the Company's revolving credit facility (without permanent reduction thereof) and $1.5 million of the Company's Term A Loan under the WFF Facility, and to fund working capital requirements and other general corporate purposes, in the manner mutually agreed to by the Company and the Buyers prior to Closing.

                 (e)      Financial Information. The Company agrees to send the following to each Investor during the Reporting Period (i) unless the following are filed with the SEC through EDGAR and are available to the public through the EDGAR system, within one (1) Business Day after the filing thereof with the SEC, a copy of its Annual Reports and Quarterly Reports on Form 10-K, 10-KSB, 10-Q or 10-QSB, any interim reports or any consolidated balance sheets, income statements, stockholders' equity statements and/or cash flow statements for any period other than annual, any Current Reports on Form 8-K (including any press releases filed) and any registration statements (other than on Form S-8) or amendments filed pursuant to the 1933 Act, (ii) on the same day as the release thereof, facsimile or e-mailed copies of all press releases not filed through the EDGAR system issued by the Company or any of its Subsidiaries, and (iii) copies of any notices and other information made available or given to the stockholders of the Company generally, contemporaneously with the making available or giving thereof to the stockholders. As used herein, "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                 (f)        [Reserved]

                 (g)      Fees. The Company shall pay Prencen LLC or its designee(s) (in addition to any other expense amounts paid to any Buyer prior to the date of this Agreement) for all reasonable costs and expenses incurred in connection with the transactions contemplated by the Transaction Documents (including all reasonable legal fees and disbursements in connection therewith, for the documentation and the negotiation of the transactions contemplated by the Transaction Documents and due diligence in connection therewith) in an amount not to exceed $400,000 (in addition to any other expense amounts paid to any Buyer prior to the date of this Agreement), which amount may be withheld by such Buyer from its Purchase Price at the Closing (the "Legal Expense Amount"). The Company shall be responsible for the payment of any placement agent's fees, financial advisory fees, or broker's commissions (other than for Persons engaged by any Buyer or any of its affiliates) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Buyer harmless against, any liability, loss or expense (including, without limitation, reasonable attorney's fees and out-of-pocket expenses) arising in connection with any claim against a Buyer relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the transactions contemplated hereby.

                 (h)      Pledge of Securities. The Company acknowledges and agrees that, subject to applicable securities laws, the Securities may be pledged by an Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Investor effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document or otherwise. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by an Investor.

                 (i)      Disclosure of Transactions and Other Material Information. On or before 5:30 p.m., New York City time, on the fourth Business Day following the date of this Agreement, the Company shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Transaction Documents in the form required by the 1934 Act and, to the extent not included in prior SEC filings of the Company, attaching the material Transaction Documents (including, without limitation, this Agreement and the form of Certificate of Designations) as exhibits to such filing.

                 (j)      Additional Issuances. So long as any Preferred Shares remain outstanding, the Company will not, without the prior written consent of Buyers holding a majority of the Preferred Shares then outstanding, issue any Preferred Shares (other than to the Buyers as contemplated hereby) and the Company shall not issue any other securities that would cause a breach or default under the Certificate of Designations. So long as at least one-third of the Preferred Shares remains outstanding, the Company shall not, without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, in any manner, issue or sell any rights, warrants or options to subscribe for or purchase Common Stock or directly or indirectly convertible into or exchangeable or exercisable for Common Stock at a conversion, exchange or exercise price which varies or may vary after issuance with the market price of the Common Stock, including by way of one or more reset(s) to any fixed price unless the conversion, exchange or exercise price of any such security cannot be less than the then applicable Conversion Price (as defined in the Certificate of Designations) with respect to the Common Stock into which any Preferred Shares are convertible. So long as at least one-third of the Preferred Shares remains outstanding, the Company shall not, in any manner, enter into or affect any future Dilutive Issuance (as defined in the Certificate of Designations) if the effect of such future Dilutive Issuance is to cause the Company to be required to issue upon conversion of any Preferred Shares any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company's obligations under the rules or regulations of the Principal Market, unless the conversion and/or exercise of any portion of such option, warrant or convertible security is conditioned upon receipt of the necessary approvals under the rules and regulations of the Principal Market.

                 (k)      Corporate Existence. So long as at least one-third of the Preferred Shares remains outstanding, without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, the Company shall not (i) be party to any Fundamental Transaction (as defined in the Certificate of Designations) unless the Company is in compliance with the applicable provisions governing Fundamental Transactions set forth in the Certificate of Designations.

                 (l)      Reservation of Shares. The Company shall take all action necessary to at all times commencing immediately following the effectiveness of the Third Lien Share Waiver to have authorized, and reserved for the purpose of issuance, no less than 100% of the maximum number of shares of Common Stock issuable upon conversion of the Preferred Shares (assuming for purposes hereof, that the Preferred Shares are convertible at the Conversion Rate (as defined in the Certificate of Designations)).

                 (m)      Conduct of Business. The business of the Company and its Subsidiaries shall not be conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

                 (n)      Additional Issuances of Securities.

                          (i)        For purposes of this Section 4(n), the following definitions shall apply.

                                   (1)       "Equity/Convertible Securities" means (x) any stock, equity securities or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock or other equity of the Company or any of its Subsidiaries and/or (y) any debt, loans, debentures, bonds or similar indebtedness (collectively, "Financing Debt"), but only if such Financing Debt is issued with or in connection with (including by way of related transactions) any Equity/Convertible Securities described in the preceding clause (x) and/or Options.

                                   (2)       "Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Equity/Convertible Securities.

                                   (3)       "Common Stock Equivalents" means, collectively, Options and Equity/Convertible Securities.

                          (ii)      From the date hereof until the six (6) month anniversary of the Closing Date (the "Trigger Date"), the Company will not, without the consent of the holders of a majority of the Preferred Shares then outstanding, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' Common Stock Equivalents, equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement").

                          (iii)     From the Trigger Date until the date no Preferred Shares remain outstanding, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 4(n)(iii):

                                   (1)      The Company shall deliver to each Buyer (or any assignee thereof) who then holds Preferred Shares a written notice (the "Offer Notice") of any proposed or intended issuance or sale (the "Offer") of the Common Stock Equivalents being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued or sold, and the number or amount of the Offered Securities to be issued or sold, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued or sold and (z) offer to issue and sell to such Buyers the Offered Securities (less any amount to be purchased pursuant to Section 4(o) of the Third Amended and Restated Securities Purchase Agreement, dated as of February 9, 2007, by and among the Company and the buyers party thereto and/or the Securities Purchase Agreement, dated as of February 9, 2007 by and among the Company, Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P.) (a) based on such Buyer's pro rata portion of the aggregate number of Preferred Shares then held by such Person (the "Basic Amount"), and (b) with respect to each Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Buyers as such Buyer shall indicate it will purchase or acquire should the other Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount"), which process shall be repeated until the Buyers shall have an opportunity to subscribe for any remaining Undersubscription Amount.

                                   (2)      To accept an Offer, in whole or in part, such Buyer must deliver a written notice to the Company prior to the end of the tenth (10th) Business Day after such Buyer's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Buyer's Basic Amount that such Buyer elects to purchase and, if such Buyer shall elect to purchase all of its Basic Amount, that portion of the Undersubscription Amount, if any, that such Buyer elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all the Buyers are less than the total of all of the Basic Amounts hereunder, then each Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for hereunder (the "Available Undersubscription Amount"), each Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Buyer bears to the total Basic Amounts of all Buyers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

                                   (3)      The Company shall have ten (10) Business Days from the expiration of the Offer Period above to (i) offer, issue or sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Buyers and/or the buyers under the Third Amended and Restated Securities Purchase Agreement dated as of February 9, 2007 by and among the Company, Prencen LLC and Prencen Lending LLC and the Securities Purchase Agreement dated as of February 9, 2007 by and among the Company, Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P. (the "Refused Securities"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice and (ii) publicly announce (a) the execution of such Subsequent Placement Agreement (as defined below), and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

                                   (4)      In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 4(n)(iii)(3) above), then each Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities that it was otherwise committed to purchase to an amount that shall be not less than the number or amount of the Offered Securities that such Buyer elected to purchase pursuant to Section 4(n)(iii)(2) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue or sell (including, without limitation, Offered Securities to be issued or sold to Buyers pursuant to Section 4(n)(iii)(2) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Buyer so elects to reduce the number or amount of Offered Securities specified that it was otherwise committed to purchase, the Company may not issue or sell more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Buyers in accordance with Section 4(n)(iii)(1) above.

                                   (5)      Upon the closing of the issuance or sale of all or less than all of the Refused Securities (if applicable), the Buyers shall acquire from the Company, and the Company shall issue to the Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4(n)(iii)(3) above if the Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Buyers of a purchase agreement and other documents relating to such Offered Securities reasonably satisfactory in form and substance to the Buyers and their respective counsel.

                                   (6)      Any Offered Securities not acquired by the Buyers or other persons in accordance with Section 4(n)(iii)(3) above may not be offered, issued or sold until they are again offered to the Buyers under the procedures specified in this Section 4(n).

                                   (7)      The Company and the Buyers agree that if any Buyer elects to participate in the Offer, (x) neither the securities purchase agreement (the "Subsequent Placement Agreement") with respect to such Offer nor any other transaction documents related thereto (collectively, the "Subsequent Placement Documents") shall include any term or provisions (i) whereby any Buyer shall be required to agree to any restrictions in trading as to any securities of the Company owned by such Buyer prior to such

Subsequent Placement or (ii) that is different (other than as to quantity and price) from the terms or provisions of the "Subsequent Placement Documents" of any other Buyer or third party offeree (if any).

                                   (8)      Notwithstanding anything to the contrary in this Section 4(n) and unless otherwise agreed to by the Buyers, the Company shall either confirm in writing to the Buyers that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case in such a manner such that the Buyers will not be in possession of material non-public information, by the twelfth (12th) Business Day following delivery of the Offer Notice. If by the twelfth (12th) Business Day following delivery of the Offer Notice no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Buyers, such transaction shall be deemed to have been abandoned and the Buyers shall not be deemed to be in possession of any material, non-public information with respect to the Company. Should the Company decide to pursue such transaction with respect to the Offered Securities, the Company shall provide each Buyer with another Offer Notice and each Buyer will again have the right of participation set forth in this Section 4(n)(iii). The Company shall not be permitted to deliver more than one such Offer Notice to the Buyers in any sixty (60) day period.

                                   (9)      The restrictions contained in subsections (ii) and (iii) of this Section 4(n) shall not apply in connection with the issuance of any Excluded Securities (as defined in the Certificate of Designations).

                          (iv)      Notwithstanding anything to the contrary provided herein, nothing contained in this Agreement (including, without limitation Section 4(n)) or in any other Transaction Document shall confer upon any holder of Preferred Shares or holder of Redemption Shares (as defined in the Certificate of Designations), in their capacity as holders of Preferred Shares and/or Redemption Shares, as applicable (including, without limitation, under the Securities Purchase Agreement and the Certificate of Designations), any (w) approval or veto rights over the issuance of capital stock upon conversion of the Third Lien Notes, (x) right to convert any portion of its Preferred Shares into capital stock to the extent that, as a result thereof, there would be insufficient authorized capital stock available to allow the holders of the Third Lien Notes issued pursuant to the Watershed Securities Purchase Agreement to fully exercise their conversion rights under the Third Lien Notes, (y) right to participate in any Subsequent Placement until after the holders of the Third Lien Notes have had the opportunity to participate (to the extent they elect to) in such Subsequent Placement in accordance with the terms of the Third Lien Securities Purchase Agreements (as defined below), as amended through and including the Closing Date, and/or (z) at any time the loans under the WFF Facility or the Watershed Facility remain outstanding or the Watershed Funds hold any principal amount of Third Lien Notes, right to receive any fee, expense (other than the Legal Expense Amount in accordance with Section 4(g) above) or damages reimbursement, indemnification payment, dividend, redemption payment (including, without limitation, pursuant to Section 2(d)(vii) of the Certificate of Designations), liquidation payment, distribution, or any other payment (directly or indirectly) from the Company or any of its Subsidiaries (other than a payment of $2.5 million to the Prencen Funds (as defined in the Certificate of Designations), plus interest thereon, with respect to any indebtedness incurred by the Company relating to payments to its executive officers, to be paid in accordance with the payment schedule attached hereto as Schedule 4(n) or at such other times as permitted by the written consent of the Required Lenders (as defined in the WFF Facility) (to the extent the WFF Facility is then outstanding), the holders of a majority of the loans issued pursuant to the Watershed Facility (to the extent the Watershed Facility is then outstanding) and the holders of a majority of the outstanding principal amount of the Third Lien Notes then outstanding (if the Watershed Funds hold any principal amount of the Third Lien Notes, such majority must include such Watershed Funds))(and to the extent such holder of Preferred Shares or Redemption Shares, as applicable, receives any such payment described in this clause (z) at any time the loans under the WFF Facility or the Watershed Facility remain outstanding or the Watershed Funds hold any principal amount of Third Lien Notes, such Person agrees to hold such payment on behalf of the lenders under the WFF Facility, the Watershed Facility and/or the holders of Third Lien Notes and shall pay such amounts to such lenders/holders in accordance with their interests), unless in each case the holders of a majority of the loans under the Watershed Facility, each of the applicable Watershed Funds so long as it holds any principal amount of the Third Lien Notes and the Required Lenders under the WFF Facility (in each case solely to the extent then outstanding) each consent thereto. Neither this Section 4(n)(iv) nor Section 9(h) may be modified or waived without the prior written consent of the Watershed Funds so long as it holds any principal amount of Third Lien Notes, the holders of a majority of the loans under the Watershed Facility and the Required Lenders under the WFF Facility (in each case solely to the extent then outstanding). For the purpose of this Agreement, "Third Lien Securities Purchase Agreements" means, collectively, (x) that certain Securities Purchase Agreement, dated as of February 9, 2007 (as amended) (the "Watershed Securities Purchase Agreement"), by and among the Company, Watershed Capital Partners L.P. ("WCP"), Watershed Capital Institutional Partners L.P. ("WCIP") and (y) that certain Third Amended and Restated Securities Purchase Agreement, dated as of February 9, 2007 (as amended), among the Company, Prencen LLC and Prencen Lending LLC. Solely for purposes of this paragraph and only so long as the WFF Facility remains outstanding, the Watershed Facility remains outstanding or the Watershed Funds hold any principal amount of the Third Lien Notes, the Watershed Funds (so long as any principal amount of the Third Lien Notes are then held by the Watershed Funds), the lenders under the Watershed Facility (to the extent then outstanding) and the lenders under the WFF Facility (to the extent then outstanding) shall each be deemed third-party beneficiaries hereof.

                 (o)      Transaction Stockholder Approval. The Company shall prepare and file with the SEC, as promptly as practicable after the Closing Date, but in no event later than the date ten (10) calendar days after the Closing Date, an information statement (the "Transaction Information Statement"), in a form reasonably acceptable to the Buyers and Schulte Roth & Zabel LLP, at the expense of the Company, not to exceed $5,000, informing the stockholders of the Company of the receipt of the consents of the holders of a majority of the outstanding voting securities of the Company in the form attached hereto as Exhibit B (the "Transaction Stockholder Consent") (x) authorizing the amendment of the Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 1,000,000,000 shares of Common Stock to 3,000,000,000 shares of Common Stock and (y) approving the resolutions (the "Transaction Resolutions") that approve the transactions contemplated hereby, pursuant to this Agreement and pursuant to the Certificate of Designations (including the conversion of the Preferred Shares into Common Stock), and the approval of such transactions pursuant to applicable law and the rules and regulations of the Principal Market. In addition to the foregoing, if otherwise required by applicable law, rule or regulation, the Company shall prepare and file with the SEC a preliminary proxy statement with respect to a special or annual meeting of the stockholders of the Company (the "Transaction Stockholder Meeting"), which shall be called as promptly as practicable after the date hereof, but in no event later than April 30, 2008 (the "Transaction Stockholder Meeting Deadline") soliciting each such stockholder's affirmative vote for approval of, to the extent not previously adopted, the Transaction Resolutions (such affirmative approval being referred to herein as the "Transaction Stockholder Approval" and the date such approval is obtained, the "Transaction Stockholder Approval Date"), and the Company shall use its reasonable best efforts to solicit its stockholders' approval of such Transaction Resolutions and to cause the Board of Directors of the Company to recommend to the stockholders that they approve the Transaction Resolutions. The Company shall be obligated to seek to obtain the Transaction Stockholder Approval by the Transaction Stockholder Meeting Deadline. If, despite the Company's reasonable best efforts, the Transaction Stockholder Approval is not obtained on or prior to the Transaction Stockholder Meeting Deadline, the Company shall cause an additional Transaction Stockholder Meeting to be held every six (6) month period thereafter until the second anniversary of the Closing Date, whereafter such Transaction Stockholder Meeting shall only be required to occur at the annual meeting of the Company held that year and each year thereafter until Transaction Stockholder Approval is obtained, provided that if the Board does not recommend to the stockholders that they approve the Transaction Resolutions at any such Transaction Stockholder Meeting and the Transaction Stockholder Approval is not obtained, the Company shall cause an additional Transaction Stockholder Meeting to be held each calendar quarter thereafter until such Transaction Stockholder Approval is obtained.

                 (p)      Closing Documents. On or prior to fourteen (14) calendar days after the Closing Date, the Company agrees to deliver, or cause to be delivered, to each Buyer and Schulte Roth & Zabel LLP executed copies of the Transaction Documents, Securities and other documents required to be delivered to any party pursuant to Section 7 hereof.

                 (q)      Sarbanes-Oxley Act. Until the earlier of the time when (i) no Securities are outstanding and (ii) the Company is no longer a reporting company under the 1934 Act, the Company shall remain in compliance, in all material respects, with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder then in effect.

                 (r)      Company Optional Redemption Rights. Each Buyer hereby agrees to comply with Section 2(d)(vii) of the Certificate of Designations.

         5.      REGISTER; TRANSFER AGENT INSTRUCTIONS.

                 (a)      Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to each holder of Securities), a register for the Preferred Shares in which the Company shall record the name and address of the Person in whose name the Preferred Shares have been issued (including the name and address of each transferee), the number of Preferred Shares outstanding and the number of Conversion Shares issuable upon conversion of the Preferred Shares. The Company shall keep the register open and available at all times during business hours for inspection of any holder of any Preferred Shares or Conversion Shares or its legal representatives.

                 (b)      Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates or credit shares to the applicable participant accounts at The Depository Trust Company ("DTC"), registered in the name of each Buyer or its respective nominee(s), for the Conversion Shares in such amounts as specified from time to time by each Buyer to the Company upon conversion of the Preferred Shares in the form of Exhibit E attached hereto (the "Irrevocable Transfer Agent Instructions"). The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 5(b), and stop transfer instructions to give effect to Section 2(g) hereof, will be given by the Company to its transfer agent with respect to the Securities unless required by applicable law, and that the Securities shall otherwise be freely transferable on the books and records of the Company, as applicable, and to the extent provided in this Agreement and the other Transaction Documents and subject to applicable law. If a Buyer effects a sale, assignment or transfer of the Securities in accordance with Section 2(g), the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable participant accounts at DTC in such name and in such denominations as specified by such Buyer to effect such sale, transfer or assignment. In the event that such sale, assignment or transfer involves Conversion Shares sold, assigned or transferred pursuant to an effective registration statement or pursuant to Rule 144, the transfer agent shall issue such Securities to the Buyer, assignee or transferee, as the case may be, without any restrictive legend. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to a Buyer. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 5(b) will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 5(b), that a Buyer shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

          6.      CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

          The obligation of the Company hereunder to issue and sell the Preferred Shares to each Buyer at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion by providing each Buyer with prior written notice thereof:

                 (a)      Such Buyer shall have executed each of the Transaction Documents to which it is a party and delivered the same to the Company.

                 (b)      Such Buyer and each other Buyer shall have delivered to the Company the Purchase Price (less the amount withheld pursuant to Section 4(g), if applicable), for the Preferred Shares being purchased by such Buyer at the Closing by wire transfer of immediately available funds pursuant to the wire instructions provided by the Company; provided, however, that Prencen LLC may pay part of the Purchase Price set forth opposite its name on the Schedule of Buyers by (i) delivering the Note to the Company for cancellation and (ii) executing and delivering documentation in form and substance reasonable satisfactory to the Company, acknowledging the termination of all rights of Prencen LLC and all other obligations of the Company under the Note.

                 (c)      The representations and warranties of such Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date), and such Buyer shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Buyer at or prior to the Closing Date.

          7.      CONDITIONS TO EACH BUYER'S OBLIGATION TO PURCHASE.

          The obligation of each Buyer hereunder to purchase the Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for each Buyer's sole benefit and may be waived by such Buyer at any time in its sole discretion by providing the Company with prior written notice thereof:

                 (a)      The Company shall have duly executed and delivered to such Buyer (i) each of the Transaction Documents and (ii) the Preferred Shares being acquired by such Buyer at the Closing pursuant to this Agreement (in such amounts as is set forth across from such Buyer's name in column (3) of the Schedule of Buyers), if any.

                 (b)      The First Lien Loan Documents and the Second Lien Loan Documents shall have been amended in a manner satisfactory to such Buyer in its sole discretion and the Company shall have delivered fully executed copies of such amended First Lien Loan Documents and Second Lien Loan Documents to such Buyer. The term (i) "First Lien Loan Documents" means the credit agreement and the other loan documents by and among the Company, as borrower, the subsidiaries of the Company party thereto, and Wells Fargo Foothill, Inc. and/or the other first lien lenders who are or may become party thereto, and the administrative agents named therein and (ii) "Second Lien Loan Documents" means the credit agreement and the other loan documents by and among the Company, as borrower, the subsidiaries of the Company party thereto, Wells Fargo Foothill, Inc., as collateral agent, Watershed Administrative, LLC and/or the other second lien lenders who are or may become party thereto.

                 (c)      The Company shall have delivered to Schulte Roth & Zabel LLP the Legal Expense Amount by wire transfer of immediately available funds pursuant to the wire instructions provided by Schulte Roth & Zabel LLP.

                 (d)      Such Buyer shall have received the opinion of Kramer Levin Naftalis & Frankel LLP, the Company's outside counsel, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto.

                 (e)      Such Buyer shall have received a copy of the fairness opinion of Cypress

Holdings LLC, in substantially the form of Exhibit D attached hereto.

                 (f)      The Company shall have delivered to such Buyer a copy of the Irrevocable Transfer Agent Instructions, in the form of Exhibit E attached hereto, which instructions shall have been delivered to and acknowledged in writing by the Company's transfer agent.

                 (g)      The Company shall have delivered to such Buyer a certificate evidencing the formation and good standing of the Company and each of its Subsidiaries in each such entity's jurisdiction of formation issued by the Secretary of State (or equivalent) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date.

                 (h)      The Company shall have delivered to such Buyer a certified copy of the Certificate of Incorporation of the Company as certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date.

                 (i)      The Certificate of Designations for the Series C Preferred Stock, in the form attached hereto as Exhibit A shall have been filed with the Secretary of the State of Delaware and the Company shall have delivered to such Buyer a certified copy of the Certificate of Designations as certified by the Secretary of State of the State of Delaware within ten (10) days of the Closing Date.

                 (i)      The Company shall have delivered to such Buyer a certificate, executed by the Secretary of the Company and dated as of the Closing Date, as to (x) the resolutions consistent with Section 3(b) as adopted by the Company's board of directors in a form reasonably acceptable to such Buyer, (y) the Certificate of Incorporation and (z) the Bylaws, each as in effect at the Closing, in the form attached hereto as Exhibit F.

                 (j)      The representations and warranties of the Company shall be true and correct in all material respects as of the date made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specified date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Company at or prior to the Closing Date. Such Buyer shall have received a certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by such Buyer in the form attached hereto as Exhibit G.

                 (k)      The Company shall have delivered to such Buyer a letter from the Company's transfer agent certifying the number of shares of Common Stock outstanding as of a date within five days of the Closing Date.

                 (l)      The Company shall have obtained all governmental, regulatory and/or third party consents and approvals, if any, necessary for the issuance of the Securities, including, without limitation, (i) the Watershed Entities' waiver of their right of first refusal and consent to the issuance of the Securities and (ii) the waiver and consent by each of the holders of the Third Lien Notes with respect to the issuance of the Securities.

                 (m)      The Company shall have delivered the resignations of the following members of the Company's Board of Directors: Frank Ziegler, Ted Doyle, and Ken Taylor.

                 (n)      The Company shall have caused the Amendment attached hereto as Exhibit H to the Registration Rights Agreement (the "Existing Registration Rights Agreement"), dated as of February 9, 2007, by and among the Company and the Persons party thereto (the "Registration Rights Agreement Amendment"), to be executed and delivered to such Buyer.

                 (o)      The Company shall have delivered to such Buyer, simultaneously with the execution of this Agreement, a duly executed waiver from the holders of the Third Lien Notes (the "Third Lien Share Waiver"), in the form attached hereto as Exhibit I.

                 (p)      The Company shall have delivered to such Buyer such other documents relating to the transactions contemplated by this Agreement as such Buyer or its counsel may reasonably request.

         8.      TERMINATION. In the event that the Closing shall not have occurred with respect to a Buyer on or before fifteen (15) Business Days from the date hereof due to the Company's or such Buyer's failure to satisfy the conditions set forth in Sections 6 and 7 above (and the nonbreaching party's failure to waive such unsatisfied condition(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party hereto to any other party; provided, however, if this Agreement is terminated pursuant to this Section 8, the Company shall remain obligated to reimburse the non-breaching Buyers for the expenses described in Section 4(g) above.

         9.      MISCELLANEOUS.

                 (a)      Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY

DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

                 (b)      Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

                 (c)      Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                 (d)      Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                 (e)      Entire Agreement; Amendments. This Agreement and the other Transaction Documents supersede all other prior oral or written agreements between the Buyers, the Company, their affiliates and Persons acting on their behalf with respect to the matters discussed herein, and this Agreement, the other Transaction Documents and the instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Buyer makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the holders of at least a majority of the Preferred Shares then outstanding, and any amendment to this Agreement made in conformity with the provisions of this Section 9(e) shall be binding on all Buyers and holders of Securities, as applicable. No provision hereof may be waived (except to the extent such provisions call for the consent of the holders of at least a majority of the Preferred Shares, in which case such provision may be waived with the consent of the holders of at least a majority of the Preferred Shares, as applicable) other than by an instrument in writing signed by the party against whom enforcement is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration also is offered to all of the parties to such particular Transaction Document. The Company has not, directly or indirectly, made any agreements with any Buyers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Buyer has made any commitment or promise or has any other obligation to provide any financing to the Company, its subsidiaries or otherwise.

                 (f)      Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) and e-mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Ascendia Brands, Inc.
100 American Metro Boulevard
Suite 108
Hamilton, NJ 08619

Telephone:	(609) 219-0930
Facsimile:	(609) 890-8458
E-mail:	asheldrick@ascendiabrands.com
Attention:	General Counsel

With a copy (for informational purposes only) to:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, NY 10036
Telephone:	(212) 715-9100
Facsimile:	(212) 715-8000
E-mail:	tballiett@kramerlevin.com
Attention:	Thomas D. Balliett

If to the Transfer Agent:

American Stock Transfer & Trust Co.
6201 15th Avenue
Brooklyn, NY 11219
Telephone:	(718) 921-8143
Facsimile:	(718) 921-8116
E-mail:	jwolf@amstock.com
Attention:	Joe Wolf, Vice President

If to a Buyer, to its address and facsimile number set forth on the Schedule of Buyers, with copies to such Buyer's representatives as set forth on the Schedule of Buyers,

With a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone:	(212) 756-2000
Facsimile:	(212) 593-5955
E-mail:	eleazer.klein@srz.com
Attention:	Eleazer N. Klein, Esq.

or to such other address, e-mail and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, (C) provided by an overnight courier service or (D) electronic proof of delivery of e-mails shall be rebuttable evidence of personal service, receipt by facsimile, receipt from an overnight courier service or receipt by e-mail in accordance with clause (i), (ii) or (iii) above, respectively.

                 (g)      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and, with respect to the Buyers, the Buyers' permitted assigns, including any purchasers of the Preferred Shares. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of all of the holders of the Preferred Shares then outstanding. A Buyer may assign some or all of its rights hereunder only in connection with the transfer of any of its Securities in compliance with the terms of this Agreement without the consent of the Company, in which event such assignee shall be deemed to be a Buyer hereunder with respect to such assigned rights.

                 (h)      No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except for Watershed Capital Partners, L.P. and Watershed Capital Institutional Partners, L.P., so long as the Watershed Funds hold any principal amount of the Third Lien Notes, the holders of a majority of the loans under the Watershed Facility and the lenders under the WFF Facility, in each case, so long as any indebtedness remains outstanding thereunder, as specifically set forth in Section 4(n)(iv).

                 (i)      Survival. Unless this Agreement is terminated under Section 8, the representations and warranties of the Buyers and the Company contained in Sections 2 and 3, respectively, and the agreements and covenants set forth in Sections 4, 5 and 9 shall survive the Closing and the delivery and exercise of Securities, as applicable. Each Buyer shall be responsible only for its own representations, warranties, agreements and covenants hereunder and not those of any other Buyer and the obligations of the Buyers hereunder are several (and not joint and several).

                 (j)      Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                 (k)      Indemnification. In consideration of each Buyer's execution and delivery of the Transaction Documents that it is a party to and acquiring the Securities hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless each Buyer and each other holder of the Securities and all of their stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing Persons' agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company and/or any of its Subsidiaries in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company and/or any of its Subsidiaries contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby or (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company and/or any of its Subsidiaries) and arising out of or resulting from (i) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Securities, (iii) any disclosure made pursuant to Section 4(i), or (iv) the status of such Buyer or holder of the Securities as an investor in the Company pursuant to the transactions contemplated by the Transaction Documents. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                 (l)      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                 (m)      Remedies. Each Buyer and each holder of the Securities shall have all rights and remedies set forth in the Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or in equity. Furthermore, the Company recognizes that in the event that it and/or any of its Subsidiaries fails to perform, observe, or discharge any or all of its obligations under the Transaction Documents, any remedy at law may prove to be inadequate relief to the Buyers. The Company therefore agrees that the Buyers shall be entitled to seek temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and without posting a bond or other security.

                 (n)      Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Buyer exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Buyer may (with respect to itself) rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights

                 (o)      Payment Set Aside. To the extent that the Company and/or any of its Subsidiaries makes a payment or payments to the Buyers hereunder or pursuant to any of the other Transaction Documents or the Buyers enforce or exercise their rights hereunder or thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, foreign, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                 (p)      Independent Nature of Buyers' Obligations and Rights. The obligations of each Buyer under any Transaction Document or any other documents are several and not joint with the obligations of any other Buyer, and no Buyer shall be responsible in any way for the performance of the obligations of any other Buyer under any Transaction Document or any other documents. Nothing contained herein or in any other Transaction Document or any other documents, and no action taken by any Buyer pursuant hereto or thereto, shall be deemed to constitute the Buyers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Buyers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents or any other documents or otherwise and the Company acknowledges that the Buyers are not acting in concert or as a group, and the Company will not assert any such claim, with respect to such obligations or the transactions contemplated by the Transaction Documents or any other documents. Each Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Buyer shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of any other Transaction Documents or any other documents, and it shall not be necessary for any other Buyer to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

          IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

COMPANY:

ASCENDIA BRANDS, INC.

By:	/s/ Steven R. Scheyer
Name: Steven R. Scheyer
Title: President & Chief Executive Officer

          IN WITNESS WHEREOF, each Buyer and the Company have caused their respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

BUYERS: PRENCEN LLC

By:	Prentice Capital Management, LP,
as Manager
By:	/s/ Mathew Hoffman
Name: Mathew Hoffman
Title: General Counsel

           SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)	(5)

		Number of		Legal Representative's
		Preferred		Address and Facsimile
Buyer	Address and Facsimile Number	Shares	Purchase Price	Number

Prencen LLC	c/o Prentice Capital Management, LP	26,500	$26,500,000	Schulte Roth & Zabel LLP
	623 Fifth Avenue			919 Third Avenue
	32nd Floor			New York, New York 10022
	New York, NY 10022			Attention: Eleazer Klein, Esq.
	Facsimile: (212) 756-1480			Facsimile: (212) 593-5955
	Telephone: (212)-756-8045			Telephone: (212) 756-2376
E-mail:
Attention: Michael Weiss
Mathew Hoffman

Domicile: Delaware

EXHIBITS

Exhibit A	Certificate of Designations
Exhibit B	Transaction Stockholder Consent
Exhibit C	Form of Outside Company Counsel Opinion
Exhibit D	Form of Fairness Opinion
Exhibit E	Form of Irrevocable Transfer Agent Instructions
Exhibit F	Form of Secretary's Certificate
Exhibit G	Form of Officer's Certificate
Exhibit H	Form of Amended Registration Rights Agreement
Exhibit I	Third Lien Share Waiver

SCHEDULES

Schedule 3(a)	Subsidiaries
Schedule 3(d)	No Conflicts
Schedule 3(e)	Consents
Schedule 3(g)	Placement Agent(s)
Schedule 3(j)	Stockholder Rights Plans
Schedule 3(k)	SEC Documents; Financial Statements
Schedule 3(l)	Absence of Certain Changes
Schedule 3(n)	Conduct of Business; Regulatory Permits
Schedule 3(q)	Transactions With Affiliates
Schedule 3(r)	Equity Capitalization
Schedule 3(r-2)	Equity Capitalization Upon Consummation of Transaction Documents
Schedule 3(s)	Indebtedness and Other Contracts
Schedule 3(t)	Litigation
Schedule 3(v)	Employee Relations
Schedule 3(x)	Intellectual Property Rights
Schedule 3(y)	Environmental Laws
Schedule 4(n)	Note Payment Schedule